                                                                   EXHIBIT 6.12

                    CONTRACT FOR EXCHANGE OF CORPORATE STOCK

          This contract for the exchange of corporate stock ("this contract") is made this 9th day of July, 1996, between Mr. Burt H. McGhee ("McGhee") and SeraCare, Inc. ("SeraCare"), a Delaware corporation.

          WHEREAS, McGhee is the owner of all of the issued and outstanding stock of BHM Labs, Inc. ("BHM Labs"), an Arkansas corporation;

          WHEREAS, BHM Labs operates a blood plasma collection center in Fort Smith, Arkansas;

          WHEREAS, McGhee desires to exchange his stock in BHM Labs for THREE THOUSAND SIX HUNDRED (3,600) shares of the Series A preferred stock of SeraCare;

          NOW THEREFORE on the mutual covenants of the parties it is agreed that:

         1.    EXCHANGE OF CORPORATE SHARES.   At closing, McGhee shall endorse
and deliver to SeraCare, free and clear of all encumbrances, certificates for all of the issued and outstanding shares of the stock of BHM Labs in negotiable form. At closing, SeraCare, Inc. shall deliver to McGhee, free and clear of all encumbrances, certificates for THREE THOUSAND SIX HUNDRED (3,600) shares of Series A preferred stock of SeraCare ("the preferred stock").

          2. CLOSING. The closing of the exchange of corporate stock shall take place at a time and place agreed upon by the parties on July 9, 1996 (the "closing" or "closing date").

          3. REPRESENTATIONS AND WARRANTIES OF BHM LABS, INC. McGhee represents and warrants as follows:

               a. BHM Labs is a corporation duly organized, validly existing and in good standing under the laws of the state of Arkansas.

               b. McGhee is the sole owner of and has good and marketable title to all of the issued and outstanding stock of BHM Labs (the "Stock"), free and clear of all pledges, liens, claims, mortgages and encumbrances. The Stock is duly authorized, validly issued and outstanding, and is fully-paid and nonassessable.

               c. Neither the execution and delivery of this contract, nor the consummation of the transactions contemplated hereby will


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                    constitute a violation or breach of (1) the articles of
                    incorporation or by-laws of BHM Labs, (2) any provision of any contract or other instruments to which McGhee or BHM Labs is a party or by which McGhee's or BHM Labs's business, assets, or properties may be affected or secured, or (3) any order, writ, injunction, decree, statute, rule or regulation. This agreement constitutes the legal, valid and binding obligation of McGhee, enforceable against McGhee in accordance with its terms, except as may be limited by bankruptcy, insolvency, reorganization, moratorium, and other similar laws and equitable principles relating to or limiting creditors' rights generally.

               d. The equipment located at the Plasma Collection Center in Fort Smith, Arkansas includes all the equipment necessary to conduct the business of BHM Labs. Such equipment is in working order, reasonable wear and tear excepted, and there exists no material defect in the condition of any of the equipment. True and correct lists of the equipment owned and leased by BHM Labs are attached hereto as Schedules 1 and 2, respectively.

               e. McGhee has delivered to SeraCare a balance sheet for BHM Labs at May 31, 1996, and the related statement of operations and cash flows and changes in stockholder's equity for the period then ended. All such financial statements have been prepared on an accrual basis and in conformity with GAAP applied on a consistent basis except for changes, if any, required by GAAP and as disclosed therein. The statement of operations and cash flows presents fairly the results of operations and cash flows of BHM Labs for the period covered, and the balance sheet presents fairly the financial condition of BHM Labs as of its date.

               f. Since May 31, 1996, whether or not in the ordinary course of business, there has not been, occurred or arisen any change in or event affecting BHM Labs that has had or may reasonably be expected to have a material adverse effect on BHM Labs.

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               g.   BHM Labs has no liabilities or obligations, other than those disclosed in this agreement or on Schedule 3 hereto.

               h. BHM Labs has currently and shall have as of the closing date all of the permits, licenses and labels necessary to operate BHM Labs's business.

               i. McGhee's representations and warranties contained herein shall be true and correct on the closing date and shall be made again at that time.

          4. REPRESENTATIONS AND WARRANTIES OF SERACARE, INC. SeraCare, Inc. represents and warrants as follows:


               a. SeraCare, Inc. is a corporation duly organized, validly existing and in good standing under the laws of the state of Delaware, which has taken all corporate, shareholder, and other action necessary to authorize the execution and delivery of this agreement, and the transactions contemplated hereby. This agreement is a valid and binding obligation of SeraCare, enforceable in accordance with its terms except as may be limited by bankruptcy, insolvency, reorganization, moratorium, and other similar laws and equitable principles relating to or limiting creditors' rights generally.

               b. SeraCare, Inc. has the right and authority to issue the preferred stock, free and clear of all pledges, liens, claims, mortgages and encumbrances.

               c. Neither the execution and delivery of this Agreement, nor the consummation of the transactions contemplated hereby will constitute a violation or breach of (1) the certificate of incorporation or by-laws of SeraCare, (2) any provision of any contract or other instruments to which SeraCare is a party or by which SeraCare's business, assets, or properties may be affected or secured, or (3) any order, writ, injunction, decree, statute, rule or regulation binding on SeraCare.

               d. SeraCare has delivered to McGhee financial statements for 1995 and for the period ending May 31, 1996. All such financial statements have been prepared on an accrual basis and in conformity with GAAP applied on a consistent basis except for changes, if any, required by GAAP and as disclosed therein. The statement of operations and cash flows presents fairly the results of operations and cash flows of SeraCare for the periods covered, and the balance sheets present fairly the financial condition of SeraCare as of their dates.

               e. Since May 31, 1996, whether or not in the ordinary course of business, there has not been, occurred or arisen any change in or event affecting SeraCare that has had or may reasonably be expected to have a material adverse effect on SeraCare.

               f. SeraCare is not currently a party to any loan agreement, security agreement, financing statement or similar agreement with a third party under which SeraCare has agreed to grant the third party a security interest in or has otherwise agreed to encumber the stock of BHM Labs or the assets of BHM Labs.

               g. SeraCare's representations and warranties contained herein shall be true and correct on the closing date and shall be made again at that time.

          5. ACCESS TO INFORMATION. (a) McGhee has caused BHM Labs to give to SeraCare and SeraCare's counsel, accountants and other representatives full access, during normal business hours throughout the period prior to the closing, to all of BHM Labs's properties, books, contracts, commitments and records and has furnished to SeraCare during such period with all such information concerning BHM Labs's affairs as SeraCare reasonably requested.

               (b) SeraCare gave to McGhee and McGhee's counsel, accountants and other representatives full access, during normal business hours throughout the period prior to the closing, to (1) the financial statements of SeraCare for 1995 and 1996; (2) any filing with the Securities and Exchange Commission; (3) the disclosure statement, and any amendments thereto, in case BK. No. LA 94-11730A; (4) the loan agreement with CVD; (5) the amendments to the certificate of incorporation of SeraCare; and (6) the resolutions by the board of directors of SeraCare regarding the issuance, value, rights, preferences, privileges and restrictions of its preferred stock and furnished to McGhee during such period with all such information regarding the above described documents as McGhee reasonably requested.

          6.   CONDITIONS PRECEDENT TO SERACARE'S CLOSING
SeraCare's obligations hereunder are specifically conditioned on receipt of a copy of a lease with BHM Labs as the lessee for 505 1/2 Rogers Avenue, Fort Smith, Arkansas. Said lease shall have a primary term of five (5) years with an option in favor of BHM Labs to extend for an additional five (5) years. The provisions of the lease, including the amount of rent and any escalation of the rent, shall be on terms satisfactory to SeraCare.

          7.   CONDITIONS PRECEDENT TO MCGHEE'S CLOSING.
McGhee's obligations hereunder are specifically conditioned on receipt of a certificate or resolution by the Board of Directors of SeraCare approving the contract and authorizing the issuance of the preferred stock.

          8. FAILURE OF CONDITIONS PRECEDENT. If the conditions precedent contained in paragraph 7 or 8 fail to occur prior to closing for any reason, this contract shall terminate and neither party shall have any further liability to the other party hereunder.

          9. CASH, BANK ACCOUNTS AND ACCOUNTS RECEIVABLE OF BHM LABS. At closing, BHM Labs shall deliver to McGhee its cash on hand and all funds in any bank or other account of BHM Labs (to the extent that checks or drafts have not been written) and shall assign to McGhee the accounts receivable listed in Exhibit A and any account receivable generated prior to closing (collectively referred to hereinafter as the "assigned assets").

          10. TRANSFERS TO MCGHEE. At closing, BHM Labs shall (i) assign to McGhee that certain promissory note in favor of BHM Labs from Plank Street Labs, and (ii) McGhee shall assume the liabilities and obligations of BHM set forth on
Schedule 3 hereto.

          11. ACCOUNTS PAYABLE AND OTHER INDEBTEDNESS. At closing, McGhee shall assume and shall indemnify and hold BHM Labs and SeraCare harmless from any losses arising from: (1) the accounts payable listed in Exhibit B and any accounts payable incurred prior to closing (for which a check or draft has not been written or for which sufficient funds do not remain in any account of BHM Labs pursuant to Section 9; and (2) except for the contract to purchase the Minolta copier (the "Minolta contract"), any indebtedness or obligation of BHM Labs, including but not limited to any of BHM Labs' federal, state or local tax liability, arising on or prior to the date of closing (collectively referred to hereinafter as the "assumed indebtedness"). At closing, McGhee will forgive and cancel that certain indebtedness in favor of McGhee in the approximate amount of $10,000 from BHM Labs. McGhee represents and warrants that at closing, except for the assumed indebtedness, the Minolta contract, the Alpha Therapeutic contract, and the lease, BHM Labs shall have no liabilities of any nature, whether accrued, absolute, contingent or otherwise, including, without limitation, tax liabilities due or to become due.

          12.  RESPONSIBLE HEAD/GOOD STANDING CERTIFICATE.

          (a) RESPONSIBLE HEAD. McGhee is currently the "responsible head" under BHM Labs's FDA label. After closing McGhee agrees, at the option of SeraCare, to continue to act as and to perform the functions of the "responsible head" under BHM Labs's label until such time as a new "responsible head" has been approved by the FDA and the change in the ownership of the stock of BHM Labs has been approved by the FDA. After closing, SeraCare or BHM Labs, or both, shall forthwith apply for and shall use their reasonable efforts to promptly obtain FDA approval of a change of the responsible head and the change in the stock ownership of BHM Labs.

          (b) GOOD STANDING CERTIFICATE. McGhee agrees to deliver to SeraCare a good standing certificate from the Arkansas Secretary of State for BHM Labs, evidencing the good standing of BHM Labs as of the closing date.

          13.  NONCOMPETITION AGREEMENT.

               (a) RESTRICTIONS. McGhee agrees for a period of three years after the Closing, McGhee shall not, directly or indirectly, within 50 miles of any collection center owned by SeraCare or BHM Labs, compete with, assist any person in competing with or acquire an interest in any person competing with, SeraCare or BHM Labs, whether as an owner, shareholder, joint venturer, partner, officer, employee, consultant, agent or otherwise.

               (b) SPECIAL REMEDIES AND ENFORCEMENT. SeraCare and McGhee agree that a breach by McGhee of any of the covenants set forth in this Section 13 could cause irreparable harm to SeraCare, that SeraCare's remedies at law in the event of such breach would be inadequate, and that, accordingly, in the event of such breach, a restraining order or injunction or both may be issued against Seller, in addition to any other rights and remedies that are available to SeraCare. In connection with any such action or proceeding for injunctive relief, McGhee hereby waives the claim or defense that a remedy at law alone is adequate and agrees, to the maximum extent permitted by Law, to have each provision of this Section 13 specifically enforced against McGhee and consents to the entry of injunctive relief against McGhee enforcing or restraining any breach or threatened breach of this Section 13.

           (c) SEVERABILITY. If this Section 13 is more restrictive than permitted by the laws of any jurisdiction in which SeraCare seeks enforcement hereof, this Section 13 shall be limited to the extent required to permit enforcement under such laws. If the provisions of this Section 13 shall ever be deemed to exceed the duration or geographic limitations or scope permitted by applicable law, then such provisions shall be


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

reformed to the maximum time or geographic limitations in scope, as the case may be, permitted by applicable Law.

          14. INDEMNIFICATION BY SERACARE. (a) SeraCare warrants that all statements contained herein or in any document delivered in connection with the transactions contemplated hereby shall be true and correct. Said warranties shall be unaffected by any investigation conducted by, to be conducted by, or which could have been conducted by McGhee. Except as limited herein below, SeraCare agrees to defend, indemnify and hold McGhee harmless from and against any and all demands, claims, causes of action, losses, damages, liabilities, costs and expenses asserted against, resulting to or incurred by McGhee by reason of or resulting from any breach of said warranty. The liability of SeraCare under this indemnification shall continue for the maximum period provided by law. SeraCare's indemnity obligation shall be limited to the value of the preferred shares immediately at closing.

               (b) SeraCare also agrees to indemnify and hold McGhee harmless from all claims arising from the operation of BHM Labs's business after closing, including but not limited to any claim arising from any act or omission by an officer, director, employee or representative of BHM Labs other than McGhee, so long as the act or omission giving rise to the claim occurs after the date of closing.

          15.  INDEMNIFICATION BY MCGHEE.    (a) McGhee warrants that all
statements contained herein or in any document delivered in connection with the transactions contemplated hereby shall be true and correct. Said warranties shall be unaffected by an investigation conducted by, to be conducted by, or which could have been conducted by SeraCare. Except as limited herein below, McGhee agrees to defend, indemnify and hold SeraCare, its shareholders, directors and officers harmless from and against any and all demands, claims, causes of action, losses, damages, liabilities, costs and expenses asserted against, resulting to or incurred by SeraCare, its shareholders, directors or officers by reason of or resulting from any breach of said warranty. The liability of McGhee under this indemnification shall continue for the maximum period provided by law. McGhee's indemnity obligation shall be limited to the value of the preferred shares immediately at closing.

               (b) McGhee also agrees to indemnify and hold SeraCare harmless from all claims arising from the operation of BHM Labs's business whether prior to or after closing, including but not limited to any claim arising from any act or omission by an officer, director, employee or representative of BHM Labs so long as the act or omission giving rise to the claim occurs on or prior to the date of closing.

          16. RESIGNATION OF OFFICERS AND DIRECTORS. At closing, McGhee shall make available to SeraCare the written


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resignation of BHM Labs current directors and officers and shall take, or cause to be taken, such action as SeraCare may request with respect to changes in directors and officers.

          17. SPECIFIC PERFORMANCE. Upon execution of this contract, McGhee and SeraCare shall both have the right to demand specific performance on the part of the other as a remedy for either party's breach of this agreement.

          18. CONFIDENTIALITY. The parties agree that the terms of this agreement shall remain absolutely confidential. Unless required by law, neither party shall disclose the existence or the terms of this agreement without the express, written consent of the other party, which consent shall not be unreasonably withheld.

          19. ARBITRATION. All disputes arising out of or in connection with this contract, which cannot be settled by mutual agreement between the parties, shall be settled by arbitration in Fort Smith, Arkansas in accordance with the rules in effect of the American Arbitration Association. Within ten (10) days from the date either party receives notice from the other party of its appointed arbitrator, such party shall appoint its arbitrator. In the event such party has not appointed its arbitrator within such time, the arbitration may be conducted by the sole arbitrator appointed by the first appointing party. In the event such party does appoint an arbitrator within such time period, the two arbitrators shall then appoint a third arbitrator, within ten (10) business days from the date of appointment of the second arbitrator. If the arbitrators are unable to agree upon the selection of the third arbitrator within such time period, then the appointment of such third arbitrator shall be deemed a "controversy" and either party hereto may request the American Arbitration Association to appoint such third arbitrator. Any award by the Arbitrator shall be final, binding and non-appealable. Notwithstanding anything herein to the contrary, the parties may apply to any court of competent jurisdiction for injunctive relief without breach of this arbitration provision.

          20.  MISCELLANEOUS.

               a. JOINT DRAFTING. Both McGhee and SeraCare have jointly participated in the negotiations and drafting of this contract. In the event of a question of intent or interpretation arises, this contract shall be construed as if drafted by both parties.

               b. ATTORNEY'S FEES. In the event of any dispute arising out of or related to this contract, the prevailing party shall be entitled to recover, in addition to any other damages afforded by law, all reasonable attorney's


                                        8

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                    fees incurred in the prosecution and defense of such an
                    action.

               c. GOVERNING LAW. This contract shall be governed by Arkansas law.

          21. PURCHASE FOR INVESTMENT. The parties acknowledge that they have had full and free access to and have reviewed all books, records, financial statements and other information of SeraCare and BHM Labs in formulating their decision to invest in, and in evaluating the risk of exchanging, the stock. The parties represent that they are acquiring their respective stock solely for their own account and not for the interest of any other party and not for resale to others or with a view to further distribution. The parties further represent that they have sufficient knowledge and experience in the operation of SeraCare and BHM Labs to evaluate the risk of the exchange and to make an informed investment decision. The parties acknowledge that the stock of BHM Labs and SeraCare have not been registered, or exempted from registration, under the securities or other laws of the United States or the states of California and Arkansas. All stock certificates representing the shares exchanged under this agreement shall be endorsed with the following restrictive legends:

          The securities represented by this certificate have not been registered under United States or state securities laws, and were acquired by the registered holder pursuant to a representation that such holder was acquiring such securities for investment. These securities may not be sold, transferred or assigned in the absence of an effective registration statement for the securities under applicable United States or states securities law or an opinion of counsel satisfactory to the issuer to the effect that registration is not required thereunder.

          22. SURVIVAL OP REPRESENTATIONS. All representations, warranties, indemnifications and agreements made by McGhee and SeraCare in this contract, or pursuant hereto, shall survive the closing and any investigation at any time made by or on behalf of SeraCare for a period of 3 years.

          23. BENEFIT. This contract shall be binding upon, and inure to the benefit of, the respective successors, assigns and legal representatives of McGhee and SeraCare.

          24. NOTICES. All notices, requests, demands, and other communications hereunder shall be in writing, and shall be deemed to have been duly given if delivered or mailed, first class postage prepaid, if to McGhee, at 1923 So. 72nd Street, Fort Smith, Arkansas 72901, or at such other address as McGhee


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may have furnished to SeraCare in writing, or, if to SeraCare, 1925 Century Park
East, Suite 1970, Los Angeles, California, 90067 or such other address as SeraCare may furnish to McGhee in writing.

          25. COUNTERPARTS. This contract may be executed in one or more counterparts, each of which shall be deemed an original, but all of which together shall constitute one and the same instrument.

          IN WITNESS WHEREOF the parties have set their hands and seals on the date above first written.

                                   SERACARE, INC.

                                   By:  /s/ Barry Plost
                                        ---------------------------
                                   Its: President and CEO
                                        ---------------------------


ATTEST:

/s/ Jerry L. Burdick
-----------------------------
                    Secretary


                                   /s/ Burt H. McGhee
                                   --------------------------------
                                   Burt H. McGhee

                                   SCHEDULE 1
                                 OWNED EQUIPMENT

MICROCENTRIFUGE          4     (3 not working)

REFRACTOMETER   2

LIGHT STAND    1 (for refractometer)

CHAIRS    4

HEAT SEALER    2

DESK 4

FREEZER 1

REFRIGERATOR   1

BED  19 (upstairs)

PILLOWS   19

CHAIRS    20 (in reception area)

BREAKROOM FURNITURE:     TABLE     1

                         CHAIRS    4

                         MICROWAVE   1

MINOLTA 2130 PHOTOCOPIER  1 (serial no. 3623430)
     (Purchase agreement with Bull's Office Systems)

                                   SCHEDULE 2

                                LEASED EQUIPMENT

None

                                   SCHEDULE 3

                       LIABILITIES TO BE ASSUMED BY MCGHEE

None.

The following liabilities are obligations of Burt McGhee individually, and not of BHM Labs, Inc.:

1.  City National Bank Loan
2.  Winifred W. Page Loans
3.  Merchant National Bank Loans



/s/ Burt H. McGhee
-------------------------------
Burt  H. McGhee

                                    EXHIBIT A

          Accounts receivable to be determined by David Damron of Beall & Co., plc, within 30 days of the date hereof.

                                    EXHIBIT B

          Accounts payable and accrued liabilities to be determined by David Damron of Beall & Co., plc, within 30 days of the date hereof.